The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated August 31, 2022

Pricing Supplement dated August , 2022 (To the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-265158
$● Capped Knock-Out Notes due September 6, 2024 Linked to the Swiss Market Index Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not pay interest. Instead, as described below, if a Knock-Out Event has not occurred, the Notes offer an unleveraged positive return based on any potential appreciation of the Underlier from the Initial Underlier Value to the Final Underlier Value, subject to a maximum return of 35.00%. If a Knock-Out Event has occurred, investors will receive a return equal to the Digital Return. A Knock-Out Event occurs if (a) at any time on any scheduled trading day during the Monitoring Period, the intraday level of the Underlier is greater than the Knock-Out Value (as determined solely by reference to whether the Highest Intraday Value on that scheduled trading day is greater than the Knock-Out Value) or (b) the Final Underlier Value is greater than the Knock-Out Value. Investors should be willing to forgo dividend payments and, if a Knock-Out Event has not occurred and the Final Underlier Value is less than or equal to the Initial Underlier Value, be willing to receive no more than their principal amount Note at maturity.

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	August 31, 2022. The Initial Underlier Value is the Closing Value of the Underlier on August 25, 2022 and is not the Closing Value of the Underlier on the Initial Valuation Date.
Issue Date:	September 6, 2022
Final Valuation Date:†	September 3, 2024
Maturity Date:†	September 6, 2024
Reference Asset:*	The Swiss Market Index (Bloomberg ticker symbol “SMI<Index>”) (the “Underlier”)
Payment at Maturity:

▪

If a Knock-Out Event has not occurred and the Final Underlier Value is greater than the Initial Underlier Value, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note that will provide a return equal to the Underlier Return, calculated as follows:

$1,000 + ($1,000 × Underlier Return)

If a Knock-Out Event has not occurred and the Final Underlier Value is greater than the Initial Underlier Value, your return on the notes will not exceed 35.00%.

▪

If a Knock-Out Event has not occurred and the Final Underlier Value is less than or equal to the Initial Underlier Value, you will receive a cash payment on the Maturity Date of $1,000 per $1,000 principal amount Note.

▪

If a Knock-Out Event has occurred, you will receive a fixed cash payment on the Maturity Date per $1,000 principal amount Note that will provide a return equal to the Digital Return, calculated as follows:

$1,000 + ($1,000 × Digital Return)

If a Knock-Out Event has occurred, you will be entitled to receive at maturity a return equal to the Digital Return of 10.00%. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-5 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Digital Return:	10.00%. Accordingly, if a Knock-Out Event has occurred, you will receive the Digital Return of 10.00%, which entitles you to the fixed payment at maturity of $1,100.00 per $1,000 principal amount Note.
Knock-Out Event:	A Knock-Out Event occurs if (a) at any time on any scheduled trading day during the Monitoring Period, the intraday level of the Underlier is greater than the Knock-Out Value (as determined solely by reference to whether the Highest Intraday Value on that scheduled trading day is greater than the Knock-Out Value) or (b) the Final Underlier Value is greater than the Knock-Out Value.
Monitoring Period:	The period from but excluding the Initial Valuation Date to and including the Final Valuation Date, provided that the Monitoring Period will not be extended past the originally scheduled Final Valuation Date if the Final Valuation Date is postponed
Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-5 of this pricing supplement.
Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Knock-Out Value:	14,936.24, which is 135.00% of the Initial Underlier Value (rounded to two decimal places)
Initial Underlier Value:	11,063.88, the Closing Value of the Underlier on August 25, 2022. The Initial Underlier Value is not the Closing Value of the Underlier on the Initial Valuation Date.
Final Underlier Value:	The Closing Value of the Underlier on the Final Valuation Date

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.60%	98.40%
Total	$●	$●	$●	$●
(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $964.20 and $966.20 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-6 of this pricing supplement.

(2)	Barclays Capital Inc. will receive commissions from the Issuer of up to $16.00 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Closing Value:*	Closing Value has the meaning assigned to “closing level” set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement
Highest Intraday Value:	With respect to a scheduled trading day, the Highest Intraday Value will be the value displayed as the “high” for that scheduled trading day on the Bloomberg Professional® (“Bloomberg”) service page for the Underlier or any successor page on Bloomberg or any successor service, as applicable, provided that, if an Intraday Market Disruption Event occurs on any scheduled trading day as described under “Supplemental Terms of the Notes” in this pricing supplement, the Calculation Agent will determine the Highest Intraday Value for that scheduled trading day in its sole discretion based on the intraday levels of the Underlier during the portion, if any, of that scheduled trading day that is not affected by that Intraday Market Disruption Event. If there are no such intraday levels on a scheduled trading day, that scheduled trading day will be disregarded for purposes of determining whether a Knock-Out Event has occurred due to the intraday level of the Underlier exceeding the Knock-Out Value.
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06748XQU8 / US06748XQU80

*	If the Underlier is discontinued or if the sponsor of the Underlier fails to publish the Underlier, the Calculation Agent may select a successor index or, if no successor index is available, will calculate the values to be used as the Highest Intraday Value and the Closing Value of the Underlier. In addition, the Calculation Agent will calculate the values to be used as the Highest Intraday Value and the Closing Value of the Underlier in the event of certain changes in or modifications to the Underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

†	The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day or if a market disruption event occurs on the Final Valuation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Underlying supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

SUPPLEMENTAL TERMS OF THE NOTES

Any equity security that is a constituent of the Underlier is referred to as an “index component” for purposes of this “Supplemental Terms of the Notes” section.

Any of the following will be an Intraday Market Disruption Event at any time on any scheduled trading day, in each case as determined by the Calculation Agent in its sole discretion:

•	a suspension, absence or material limitation of trading in index components constituting 20% or more, by weight, of the Underlier in their respective primary markets;

•	a suspension, absence or material limitation of trading in futures or options contracts relating to the Underlier on their respective markets or in futures or options contracts relating to any index components constituting 20% or more, by weight, of the Underlier in the respective primary markets for those contracts;

•	any event that materially disrupts or impairs the ability of market participants in general to (1) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of the Underlier in their respective primary markets, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to the Underlier or futures or options contracts relating to any index components constituting 20% or more, by weight, of the Underlier in the respective primary markets for those contracts;

•	the closure on any day of the primary market for futures or options contracts relating to the Underlier or index components constituting 20% or more, by weight, of the Underlier on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless that earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on that primary market on that scheduled trading day for that primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on that scheduled trading day for that primary market; or

•	any scheduled trading day on which (1) the primary markets for index components constituting 20% or more, by weight, of the Underlier or (2) the exchanges or quotation systems, if any, on which futures or options contracts on the Underlier are traded, fail to open for trading during their regular trading session.

The following events will not be Intraday Market Disruption Events:

•	a limitation on the hours or number of days of trading in the relevant market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•	a decision to permanently discontinue trading in futures or options contracts relating to the Underlier.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in an index component in its primary market, or in futures or options contracts relating to the Underlier or any index component, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to the index component or those contracts, as applicable, or

•	a disparity in bid and ask quotes relating to the index component or those contracts, as applicable,

will constitute a suspension or material limitation of trading in that index component in its primary market or in futures or options contracts relating to the Underlier or that index component in the primary market for those contracts.

For the purpose of determining whether an Intraday Market Disruption Event exists at any time, if trading in an index component is materially suspended or limited at that time, then the relevant percentage contribution of that index component to the level of the Underlier will be based on a comparison of (x) the portion of the level of the Underlier attributable to that index component relative to (y) the overall level of the Underlier, in each case immediately before that suspension or limitation.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Selected Purchase Considerations

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You are willing and able to accept that, if a Knock-Out Event does not occur and the Final Underlier Value is less than or equal to the Initial Underlier Value, you will receive only the principal amount of your Notes at maturity.

•	You are willing and able to accept that, if a Knock-Out Event does not occur and the Final Underlier Value is greater than the Initial Underlier Value, any return potential of the Notes is limited to 35.00%.

•	You are willing and able to accept that, if a Knock-Out Event does occur, you will not participate in any appreciation of the Underlier, which may be significant, and that your return on the Notes is limited to the Digital Return of 10.00%.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underlier.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the Underlier, nor will you have any voting rights with respect to the securities composing the Underlier.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You are unwilling or unable to accept that, if a Knock-Out Event does not occur and the Final Underlier Value is less than or equal to the Initial Underlier Value, you will receive only the principal amount of your Notes at maturity.

•	You are unwilling or unable to accept that, if a Knock-Out Event does not occur and the Final Underlier Value is greater than the Initial Underlier Value, any return potential of the Notes is limited to 35.00%.

•	You are unwilling or unable to accept that, if a Knock-Out Event does occur, you will not participate in any appreciation of the Underlier, which may be significant, and that your return on the Notes is limited to the Digital Return of 10.00%.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underlier.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the Underlier.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set forth in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value: 100.00*

▪	Hypothetical Knock-Out Value: 135.00 (135.00% of the hypothetical Initial Underlier Value set forth above)*

*	The hypothetical Initial Underlier Value of 100.00 and the hypothetical Knock-Out Value of 135.00 have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Value or Knock-Out Value. The actual Initial Underlier Value and Knock-Out Value are set forth on the cover of this pricing supplement.

For information regarding recent values of the Underlier, please see “Information Regarding the Underlier” in this pricing supplement.

		Knock-Out Event Has Not Occurred(1)		Knock-Out Event Has Occurred(2)
Final Underlier Value	Underlier Return	Payment at Maturity*	Total Return on Notes	Payment at Maturity*	Total Return on Notes
150.00	50.00%	N/A	N/A	$1,100.00	10.00%
140.00	40.00%	N/A	N/A	$1,100.00	10.00%
135.00	35.00%	$1,350.00	35.00%	$1,100.00	10.00%
130.00	30.00%	$1,300.00	30.00%	$1,100.00	10.00%
120.00	20.00%	$1,200.00	20.00%	$1,100.00	10.00%
110.00	10.00%	$1,100.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%	$1,100.00	10.00%
100.00	0.00%	$1,000.00	0.00%	$1,100.00	10.00%
95.00	-5.00%	$1,000.00	0.00%	$1,100.00	10.00%
90.00	-10.00%	$1,000.00	0.00%	$1,100.00	10.00%
85.00	-15.00%	$1,000.00	0.00%	$1,100.00	10.00%
80.00	-20.00%	$1,000.00	0.00%	$1,100.00	10.00%
70.00	-30.00%	$1,000.00	0.00%	$1,100.00	10.00%
60.00	-40.00%	$1,000.00	0.00%	$1,100.00	10.00%
50.00	-50.00%	$1,000.00	0.00%	$1,100.00	10.00%
40.00	-60.00%	$1,000.00	0.00%	$1,100.00	10.00%
30.00	-70.00%	$1,000.00	0.00%	$1,100.00	10.00%
20.00	-80.00%	$1,000.00	0.00%	$1,100.00	10.00%
10.00	-90.00%	$1,000.00	0.00%	$1,100.00	10.00%
0.00	-100.00%	$1,000.00	0.00%	$1,100.00	10.00%

(1) The Highest Intraday Value of the Underlier is less than or equal to the hypothetical Knock-Out Value on each scheduled trading day during the Monitoring Period and the Final Underlier Value is less than or equal to the hypothetical Knock-Out Value.

(2) The Highest Intraday Value of the Underlier is greater than the hypothetical Knock-Out Value on at least one scheduled trading day during the Monitoring Period and/or the Final Underlier Value is greater than the hypothetical Knock-Out Value.

* per $1,000 Principal Amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: A Knock-Out Event has not occurred and the value of the Underlier increases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 120.00, resulting in an Underlier Return of 20.00%.

Because a Knock-Out Event has not occurred and the Final Underlier Value is greater than the Initial Underlier Value, you will receive a payment at maturity of $1,200.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Underlier Return)

$1,000 + ($1,000 × 20.00%) = $1,200.00

Example 2: A Knock-Out Event has not occurred and the value of the Underlier increases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 105.00, resulting in an Underlier Return of 5.00%.

Because a Knock-Out Event has not occurred and the Final Underlier Value is greater than the Initial Underlier Value, you will receive a payment at maturity of $1,050.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Underlier Return)

$1,000 + ($1,000 × 5.00%) = $1,050.00

Example 3: A Knock-Out Event has not occurred and the value of the Underlier decreases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 70.00, resulting in an Underlier Return of -30.00%.

Because a Knock-Out Event has not occurred and the Final Underlier Value is less than or equal to the Initial Underlier Value, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold.

Example 4: A Knock-Out Event has occurred and the value of the Underlier increases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 150.00, resulting in an Underlier Return of 50.00%.

Because a Knock-Out Event has occurred, you will receive a payment at maturity of $1,100.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Digital Return)

$1,000 + ($1,000 × 10.00%) = $1,100.00

In this example, even though the Underlier Return is 50.00%, the total return on the Notes is limited to the Digital Return of 10.00%.

Example 5: A Knock-Out Event has occurred and the value of the Underlier increases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 105.00, resulting in an Underlier Return of 5.00%.

Because a Knock-Out Event has occurred, you will receive a payment at maturity of $1,100.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Digital Return)

$1,000 + ($1,000 × 10.00%) = $1,100.00

In this example, even though the Underlier Return is 5.00%, the total return on the Notes is equal to the Digital Return of 10.00%.

Example 6: A Knock-Out Event has occurred and the value of the Underlier decreases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 50.00, resulting in an Underlier Return of -50.00%.

Because a Knock-Out Event has occurred, you will receive a payment at maturity of $1,100.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Digital Return)

$1,000 + ($1,000 × 10.00%) = $1,100.00

In this example, even though the Underlier Return is -50.00%, the total return on the Notes is equal to the Digital Return of 10.00%.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier or its components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	You May Receive No More Than the Principal Amount of Your Notes—If a Knock-Out Event has not occurred and the Final Underlier Value is less than or equal to the Initial Underlier Value, you will receive only the principal amount of your Notes. Therefore, you may not receive a return on the Notes. If a Knock-Out Event has not occurred, the return on the Notes may be less than the amount that would be paid on a conventional debt security of the Issuer of comparable maturity, even the Final Underlier Value is greater than the Initial Underlier Value, if the Underlier does not appreciate sufficiently over the term of the Notes.

•	Your Maximum Gain on the Notes Is Limited to the Digital Return If a Knock-Out Event Occurs—If a Knock-Out Event occurs, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus a predetermined percentage of the principal amount. We refer to this percentage as the Digital Return, which is equal to 10.00%. If a Knock-Out Event occurs, you will receive a payment at maturity of $1,100.00 per $1,000 principal amount Note regardless of any appreciation of the Underlier, which may be significant, and your return on the Notes will be less than the Underlier Return if the Underlier Return is greater than the Digital Return.

•	Your Maximum Gain on the Notes Is Limited If a Knock-Out Event Does Not Occur—You will receive at maturity a return equal to the Underlier Return only if the Final Underlier Value is greater than the Initial Underlier Value and a Knock-Out Event does not occur, meaning that (a) the Highest Intraday Value on each scheduled trading day during the Monitoring Period is less than or equal to the Knock-Out Value and (b) the Final Underlier Value is less than or equal to the Knock-Out Value. Because the Knock-Out Value is equal to 135.00% of the Initial Underlier Value, any return potential of the Notes in the event that a Knock-Out Event does not occur is limited to 35.00%.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•	If a Knock-Out Event Does Not Occur, Any Payment on the Notes Will Be Determined Based on the Closing Value of the Underlier on the Dates Specified—If a Knock-Out Event does not occur, any payment on the Notes will be determined based on the Closing Value of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	Whether a Knock-Out Event Occurs Will Be Based, in Part, on the Highest Intraday Value on Each Scheduled Trading Day During the Monitoring Period—The Highest Intraday Value on each scheduled trading day will generally be the value displayed as the “high” for that scheduled trading day on the Bloomberg service page for the Underlier. Accordingly, even a momentary spike in the intraday value of the Underlier on a scheduled trading day during the Monitoring Period could cause a Knock-Out Event to occur, which may adversely affect your return on the Notes. However, if an Intraday Market Disruption Event occurs on any scheduled trading day, the Calculation Agent will determine the Highest Intraday Value for that scheduled trading day in its sole discretion based on the intraday levels of the Underlier during the portion, if any, of that scheduled trading day that is not affected by that Intraday Market Disruption Event. Your return on the Notes may be adversely affected by any determination by the Calculation Agent of a Highest Intraday Value.

•	Repayment of the Principal Amount Applies Only at Maturity—You should be willing to hold your Notes to maturity. Although the Notes provide for the repayment of the principal amount of your Notes at maturity, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of the Underlier has increased from the Initial Underlier Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Owning the Notes Is Not the Same as Owning the Securities Composing the Underlier—The return on the Notes may not reflect the return you would realize if you actually owned the securities composing the Underlier. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Underlier would have.

•	Tax Treatment—As discussed further below under “Tax Considerations” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, you should be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier

•	The Underlier Reflects the Price Return of the Securities Composing the Underlier, Not the Total Return—The return on the Notes is based on the performance of the Underlier, which reflects changes in the market prices of the securities composing the Underlier. The Underlier is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Underlier. Accordingly, the return on the Notes will not include such a total return feature.

•	Adjustments to the Underlier Could Adversely Affect the Value of the Notes—The sponsor of the Underlier may add, delete, substitute or adjust the securities composing the Underlier or make other methodological changes to the Underlier that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Value of the Underlier in the event of certain material changes in or modifications to the Underlier. In addition, the sponsor of the Underlier may also discontinue or suspend calculation or publication of the Underlier at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the Underlier or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of the Underlier. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

•	There Are Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities—The equity securities composing the Underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Swiss Franc —The Underlier is composed of non-U.S. securities denominated in Swiss francs. Because the value of the Underlier is also calculated in Swiss francs (and not in U.S. dollars), the performance of the Underlier will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Swiss franc. In addition, any payments on the Notes determined based in part on the performance of the Underlier will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Swiss franc. Therefore, holders of the Notes will not benefit from any appreciation of the Swiss franc relative to the U.S. dollar.

•	Historical Performance of the Underlier Should Not Be Taken as Any Indication of the Future Performance of the Underlier Over the Term of the Notes—The value of the Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Underlier is not an indication of the future performance of the Underlier over the term of the Notes. Therefore, the performance of the Underlier over the term of the Notes may bear no relation or resemblance to the historical performance of the Underlier.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlier or its components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlier is to be determined; if the Underlier is discontinued or if the sponsor of the Underlier fails to publish the Underlier, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of the Underlier on any date of determination in the event of certain changes in or modifications to the Underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the values and expected volatility of the Underlier and the components of the Underlier;

o	the time to maturity of the Notes;

o	dividend rates on the components of the Underlier;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the Underlier trade; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the UNDERLIER

The Underlier is a free-float adjusted market capitalization-weighted price return index that includes 20 of the largest and most liquid companies of the Swiss equity market. For more information about the Underlier, see “Indices— The Swiss Market Index” in the accompanying underlying supplement.

Historical Performance of the Underlier

The graph below sets forth the historical performance of the Underlier based on the daily Closing Values from January 3, 2017 through August 25, 2022. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the Swiss Market Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

Assuming the treatment described above is correct, and based on current market conditions, in the opinion of our special tax counsel, the Notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. The remainder of this discussion assumes that this treatment is correct.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

Special rules may apply if all the remaining payments on a note become fixed substantially contemporaneously. For this purpose, payments will be treated as fixed if the remaining contingencies with respect to them are remote or incidental. Under these rules, you would be required to account for the differences between the originally projected payments and the fixed payments in a reasonable manner over the periods to which the differences relate. In addition, you would be required to make adjustments to, among other things, your accrual periods and your basis in the note. The character of any gain or loss on a taxable disposition of your note also could be affected.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the Notes.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the Notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “agent”), and the agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent will commit to take and pay for all of the Notes, if any are taken.